Exhibit 99.1

GULF ISLAND

REPORTS SECOND QUARTER 2025 RESULTS

THE WOODLANDS, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial, energy and government sectors, today announced its results for the second quarter 2025.

SECOND QUARTER 2025 SUMMARY

•
Consolidated revenue of $37.5 million
•
Consolidated net loss of $0.6 million; Consolidated adjusted EBITDA of $1.9 million
•
Services division operating income of $1.6 million; EBITDA of $2.0 million
•
Fabrication division operating income of $0.4 million; EBITDA of $1.1 million
•
Acquired certain assets of ENGlobal Corporation relating to its automation, engineering and government services businesses

Adjusted EBITDA excludes transaction and related costs associated with the Englobal Acquisition. See “Englobal Acquisition” below for further discussion of the Englobal Acquisition and associated defined terms, and “Non-GAAP Measures” below for the Company’s definition of EBITDA and adjusted EBITDA and reconciliations of the relevant amounts to the most directly comparable GAAP measure.

MANAGEMENT COMMENTARY

“We believe our focus on the more stable services and small-scale fabrication businesses has produced a more durable business model, as evidenced by our second quarter adjusted EBITDA of $1.9 million, despite continued softness in the offshore services market and lower fabrication activity,” said Richard Heo, Gulf Island’s President and Chief Executive Officer. “While our near-term results have been negatively impacted by depressed activity in the Gulf of America and the uncertain macroeconomic conditions stemming from uncertain trade policies, we are seeing improved bidding activity in the fabrication market, and subsequent to quarter-end, we received a limited notice to proceed contract for approximately $20.0 million. This initial award is for the procurement of materials for a structural steel project and the full award is expected during the third quarter 2025.”

“We are excited to have closed the Englobal Acquisition during the second quarter and remain encouraged by the strategic potential presented by the transaction,” continued Heo. “While we continue to anticipate post-acquisition losses for the Englobal Business for 2025, we expect the business to contribute to our profitability in 2026 and beyond. The early reception from our customers and potential strategic partners has been positive, and we see meaningful opportunities to broaden our service offerings, strengthen our fabrication offerings with supplemental engineering capabilities and further diversify our end markets.”

“We ended the quarter in a strong financial position with a period-end cash and investments balance of $62.2 million, which reflects the impact of funding total capital commitments of $5.5 million for the Englobal Acquisition,” stated Westley Stockton, Gulf Island’s Chief Financial Officer. “Additionally, during the quarter we repurchased approximately 437 thousand shares of our common stock for $2.8 million, further demonstrating our commitment to a balanced capital allocation strategy. We will continue to prioritize investments in organic growth, the pursuit of strategic transactions and the return of capital to shareholders.”

“We remain encouraged by the outlook for our business, with early integration efforts of the Englobal Acquisition further adding to our confidence. We believe our strong financial position will enable us to continue executing on our disciplined capital allocation strategy—aligned with our commitment to maximize return on invested capital and create long-term shareholder value,” concluded Heo.

RESULTS FOR SECOND QUARTER 2025

Consolidated – Revenue for the second quarter 2025 was $37.5 million, compared to $41.3 million for the prior year period. Net loss for the second quarter 2025 was $0.6 million, compared to net income of $1.9 million for the second quarter 2024. Adjusted EBITDA for the second quarter 2025 was $1.9 million, compared to $2.5 million for the prior year period. Adjusted EBITDA for the second quarter 2025 excludes $1.8 million of transaction and related costs associated with the Englobal Acquisition, but includes post-acquisition operating losses of $0.5 million associated with the Englobal Business. See “Non-GAAP Measures” below for the Company’s definition of adjusted EBITDA and a reconciliation of consolidated net income or loss to adjusted EBITDA.

Services Division – Revenue for the second quarter 2025 was $22.0 million, a decrease of $0.8 million, or 3.5%, compared to the second quarter 2024, primarily due to lower offshore maintenance activity.

Operating income was $1.6 million for the second quarter 2025, compared to $2.2 million for the second quarter 2024. EBITDA for the second quarter 2025 was $2.0 million (or 9.1% of revenue), down from $2.7 million (or 11.7% of revenue) for the prior year period. The decrease was primarily due to lower revenue, a less favorable project margin mix, and post-acquisition operating losses of $0.2 million associated with the Englobal engineering and government services businesses acquired in June 2025. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Services division’s operating income to EBITDA.

Fabrication Division – Revenue for the second quarter 2025 was $15.8 million, a decrease of $2.9 million, or 15.4%, compared to the second quarter 2024, primarily due to lower small-scale fabrication activity.

Operating income was $0.4 million for the second quarter 2025, compared to $1.1 million for the second quarter 2024. EBITDA for the second quarter 2025 was $1.1 million, down from $1.8 million for the prior year period. The decrease was primarily due to lower revenue, lower utilization of facilities and resources, and post-acquisition operating losses of $0.3 million associated with the Englobal automation business acquired in May 2025, offset partially by a more favorable project margin mix. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Fabrication division’s operating income to EBITDA.

Corporate Division – Operating loss was $3.1 million for the second quarter 2025, compared to an operating loss of $2.0 million for the second quarter 2024. Adjusted EBITDA for the second quarter 2025 was a loss of $1.2 million, versus a loss of $2.0 million for the prior year period. Adjusted EBITDA for the second quarter 2025 excludes $1.8 million of transaction and related costs associated with the Englobal Acquisition. See “Non-GAAP Measures” below for the Company’s definition of adjusted EBITDA and a reconciliation of the Corporate division’s operating loss to adjusted EBITDA.

BALANCE SHEET AND LIQUIDITY

The Company’s cash and short-term investments balance at June 30, 2025 was $62.2 million, including $1.2 million of restricted cash associated with outstanding letters of credit. At June 30, 2025, the Company had total debt of $19.0 million, bearing interest at a fixed rate of 3.0% per annum, with annual principal and interest payments of approximately $1.7 million through December 2038. The estimated fair value of the debt was $12.9 million at June 30, 2025, based on an estimated market rate of interest.

During the second quarter 2025, the Company repurchased 437,229 shares of its common stock for $2.8 million (average price per share of $6.41) under its share repurchase program.

ENGLOBAL ACQUISITION

During the second quarter 2025, the Company acquired certain assets (the “Englobal Acquisition”) of ENGlobal Corporation’s (“Englobal”) automation, engineering and government services businesses (“Englobal Business”). The automation business provides engineering, design, fabrication and integration of industrial automation systems to the oil and gas, renewable energy and traditional power industries. The engineering business provides various engineering solutions to the oil and gas and renewable energy industries, while the government services business provides Englobal’s engineering and automation solutions to federal, state and local governments and educational institutions, generally in the form of technical field services. The Englobal Acquisition is expected to broaden the Company’s product and services offerings with the addition of automation and engineering solutions, further strengthen the Company’s fabrication offerings with supplemental engineering capabilities, expand the Company’s customer base and diversify its end markets. Post-acquisition operating results of the automation business are reflected within the Fabrication division and post-acquisition operating results of the engineering and government businesses are reflected within the Services division.

As of June 30, 2025, the total capital commitment related to the Englobal Acquisition was $5.5 million, which included (i) $3.5 million of debtor-in-possession financing (of which $1.2 million was advanced to Englobal in the first quarter 2025 and $2.3 million was advanced in the second quarter 2025), which is considered the purchase price for the Englobal Acquisition, (ii) a $1.5 million payment made in the second quarter 2025 in exchange for the assumption of a loan from a creditor of Englobal, which was expensed in the second quarter 2025, and (iii) transaction costs of $0.5 million (of which $0.2 million was expensed in the first quarter 2025 and $0.3 million was expensed in the second quarter 2025). During the second quarter 2025, the Englobal Business incurred operating losses of $0.5 million, and the Company believes additional operating losses of approximately $1.5 million to $2.0 million may be incurred during the remainder of 2025 as the business transitions out of bankruptcy. These expectations are consistent with the Company’s projections for the Englobal Business at the time of the acquisition.

SECOND QUARTER 2025 CONFERENCE CALL

Gulf Island will hold a conference call on Wednesday, August 6, 2025 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results for the second quarter 2025. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.877.704.4453 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company’s website for seven days after the call.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures, modules and automation systems, and a provider of specialty services, including engineering, project management, commissioning, repair, maintenance, scaffolding, coatings, welding enclosures, cleaning and environmental, and technical field services to the industrial, energy and government sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; EPC companies; and federal, state and local governments. The Company is headquartered in The Woodlands, Texas and its primary operating facilities are located in Houma, Louisiana and Houston, Texas.

NON-GAAP MEASURES

This release includes certain measures, which are not recognized under U.S. generally accepted accounting principles (“GAAP”), including earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted revenue, adjusted gross profit and new project awards. The Company believes EBITDA is a useful supplemental measure as it reflects the Company’s operating results and expectations of future performance excluding the non-cash impacts of depreciation and amortization. The Company believes adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA adjusted to remove certain nonrecurring items (including transaction and related costs associated with the Englobal Acquisition and a gain from the sale of excess property) and the operating results for the Company’s former Shipyard division (the wind down of which was completed in the first quarter 2025). The Company believes adjusted revenue and adjusted gross profit are useful supplemental measures as they reflect the Company’s revenue and gross profit adjusted to remove revenue and gross profit for the Company’s former Shipyard division (the wind down of which was completed in the first quarter 2025). Reconciliations of these non-GAAP measures, including EBITDA, adjusted EBITDA, adjusted revenue and adjusted gross profit to the most directly comparable GAAP measures are presented under “Consolidated Results of Operations” and “Results of Operations by Division” below.

The Company believes new project awards is a useful supplemental measure as it represents work that the Company is obligated to perform under its current contracts. New project awards represents the expected revenue value of new contract commitments received during a given period, including scope growth on existing contract commitments.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENT

This release contains forward-looking statements in which the Company discusses its potential future performance, operations and projects. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to operating results; diversification and entry into new end markets; the Company’s integration of the Englobal Business into its existing operations and realization of the anticipated benefits of the Englobal Acquisition; industry outlook; oil and gas prices; timing of investment decisions and new project awards; cash flows and cash balance; capital expenditures; tax rates; implementation of the Company’s share repurchase program and any other return of capital to shareholders; liquidity; and execution of strategic initiatives. The words “anticipates,” “appear,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements. The timing and amount of any share repurchases under the Company’s share repurchase program will be at the discretion of management and will depend on a variety of factors including, but not limited to, the Company’s operating performance, cash flow and financial position, the market price of its common stock and general economic and market conditions. The Company’s share repurchase program may be modified, increased, suspended or terminated at any time at the discretion of the Company’s board of directors. Any other return of capital to shareholders will be at the discretion of the Company’s board of directors.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the Company’s ability to successfully integrate the Englobal Business into its existing operations and realize the anticipated benefits of the Englobal Acquisition; changes in trade policies of the U.S. and other countries, including tariffs and related market uncertainties; and other factors described under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2024, as updated by subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations (in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
New project awards(1)	$32,131	$33,980	$39,810	$66,111	$83,628

Revenue	$37,538	$40,273	$41,262	$77,811	$84,143
Cost of revenue	33,977	33,658	37,104	67,635	73,861
Gross profit	3,561	6,615	4,158	10,176	10,282
General and administrative expense	3,286	3,235	3,354	6,521	6,838
Other (income) expense, net(2)	1,354	100	(479)	1,454	(3,547)
Operating income (loss)(3)	(1,079)	3,280	1,283	2,201	6,991
Interest (expense) income, net	510	549	603	1,059	1,145
Income (loss) before income taxes	(569)	3,829	1,886	3,260	8,136
Income tax (expense) benefit	(5)	(2)	3	(7)	(7)
Net income (loss)	$(574)	$3,827	$1,889	$3,253	$8,129
Per share data:
Basic income (loss) per share	$(0.04)	$0.23	$0.12	$0.20	$0.50
Diluted income (loss) per share	$(0.04)	$0.23	$0.11	$0.20	$0.48
Weighted average shares:
Basic	16,187	16,339	16,415	16,263	16,315
Diluted	16,187	16,722	16,864	16,542	16,810

Consolidated Adjusted Revenue(1) Reconciliation (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Revenue	$37,538	$40,273	$41,262	$77,811	$84,143
Shipyard revenue	-	-	(36)	-	(445)
Adjusted revenue	$37,538	$40,273	$41,226	$77,811	$83,698

Consolidated Adjusted Gross Profit(1) Reconciliation (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Gross profit	$3,561	$6,615	$4,158	$10,176	$10,282
Shipyard gross profit	-	-	(31)	-	(350)
Adjusted gross profit	$3,561	$6,615	$4,127	$10,176	$9,932

Consolidated EBITDA and Adjusted EBITDA(1) Reconciliations (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Net income (loss)	$(574)	$3,827	$1,889	$3,253	$8,129
Income tax expense (benefit)	5	2	(3)	7	7
Interest expense (income), net	(510)	(549)	(603)	(1,059)	(1,145)
Operating income (loss)(3)	(1,079)	3,280	1,283	2,201	6,991
Depreciation and amortization	1,194	1,256	1,240	2,450	2,433
EBITDA	115	4,536	2,523	4,651	9,424
Gain on property sale(2)	-	-	-	-	(2,880)
Shipyard operating income	-	-	(9)	-	(351)
Acquisition costs(2)	1,825	213	-	2,038	-
Adjusted EBITDA	$1,940	$4,749	$2,514	$6,689	$6,193

Results of Operations by Division (including Reconciliations of EBITDA and Adjusted EBITDA) (in thousands)

	Three Months Ended			Six Months Ended
Services Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
New project awards(1)	$21,858	$19,871	$22,392	$41,729	$47,860

Revenue	$21,978	$19,855	$22,767	$41,833	$48,301
Cost of revenue	19,580	17,572	19,879	37,152	41,800
Gross profit	2,398	2,283	2,888	4,681	6,501
General and administrative expense	829	700	687	1,529	1,430
Other (income) expense, net	-	-	12	-	15
Operating income(3)	$1,569	$1,583	$2,189	$3,152	$5,056

EBITDA(1)
Operating income(3)	$1,569	$1,583	$2,189	$3,152	$5,056
Depreciation and amortization	437	482	486	919	966
EBITDA	$2,006	$2,065	$2,675	$4,071	$6,022

	Three Months Ended			Six Months Ended
Fabrication Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
New project awards(1)	$10,558	$14,385	$17,610	$24,943	$35,882

Revenue	$15,845	$20,694	$18,727	$36,539	$35,865
Cost of revenue	14,682	16,362	17,488	31,044	32,434
Gross profit	1,163	4,332	1,239	5,495	3,431
General and administrative expense	828	567	545	1,395	986
Other (income) expense, net(2)	(72)	(30)	(435)	(102)	(3,405)
Operating income(3)	$407	$3,795	$1,129	$4,202	$5,850

EBITDA and Adjusted EBITDA(1)
Operating income(3)	$407	$3,795	$1,129	$4,202	$5,850
Depreciation and amortization	733	698	674	1,431	1,309
EBITDA	1,140	4,493	1,803	5,633	7,159
Gain on property sale(2)	-	-	-	-	(2,880)
Adjusted EBITDA	$1,140	$4,493	$1,803	$5,633	$4,279

	Three Months Ended			Six Months Ended
Former Shipyard Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2025(4)	2025(4)	2024	2025(4)	2024
New project awards(1)	$-	$-	$76	$-	$354

Revenue	$-	$-	$36	$-	$445
Cost of revenue	-	-	5	-	95
Gross profit	-	-	31	-	350
General and administrative expense	-	-	-	-	-
Other (income) expense, net	-	-	22	-	(1)
Operating income	$-	$-	$9	$-	$351

EBITDA(1)
Operating income	$-	$-	$9	$-	$351
Depreciation and amortization	-	-	-	-	-
EBITDA	$-	$-	$9	$-	$351

	Three Months Ended			Six Months Ended
Corporate Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
New project awards (eliminations)(1)	$(285)	$(276)	$(268)	$(561)	$(468)

Revenue (eliminations)	$(285)	$(276)	$(268)	$(561)	$(468)
Cost of revenue (eliminations)	(285)	(276)	(268)	(561)	(468)
Gross profit	-	-	-	-	-
General and administrative expense	1,629	1,968	2,122	3,597	4,422
Other (income) expense, net(2)	1,426	130	(78)	1,556	(156)
Operating loss	$(3,055)	$(2,098)	$(2,044)	$(5,153)	$(4,266)

EBITDA and Adjusted EBITDA(1)
Operating loss	$(3,055)	$(2,098)	$(2,044)	$(5,153)	$(4,266)
Depreciation and amortization	24	76	80	100	158
EBITDA	(3,031)	(2,022)	(1,964)	(5,053)	(4,108)
Acquisition costs(2)	1,825	213	-	2,038	-
Adjusted EBITDA	$(1,206)	$(1,809)	$(1,964)	$(3,015)	$(4,108)

_________________

(1)
New projects awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA.
(2)
Other (income) expense for the Fabrication division for the six months ended June 30, 2024, includes a gain of $2.9 million from the sale of excess property. This amount has been removed from EBITDA to derive Fabrication division and Consolidated adjusted EBITDA. Other (income) expense for the Corporate division for the three months ended June 30, 2025 and March 31, 2025, and six months ended June 30, 2025, includes transaction costs of $0.3 million, $0.2 million, and $0.5 million, respectively, associated with the Englobal Acquisition, and for each of the three and six months ended June 30, 2025, includes a charge of $1.5 million associated with the purchase of an unrecoverable loan in connection with the Englobal Acquisition. Such amounts have been removed from EBITDA to derive Corporate division and Consolidated adjusted EBITDA.
(3)
Operating income for the Fabrication division for each of the three and six months ended June 30, 2025, includes operating losses of $0.3 million related to the Englobal automation business, and operating income for the Services division for each of the three and six months ended June 30, 2025, includes operating losses of $0.2 million related to the Englobal engineering and government businesses.
(4)
Effective January 1, 2025, the Shipyard division is no longer a reportable segment.

Consolidated Balance Sheets (in thousands)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,825	$27,284
Restricted cash	1,197	1,197
Short-term investments	14,167	38,784
Contract receivables and retainage, net	27,836	22,487
Contract assets	7,727	8,611
Prepaid expenses and other assets	4,911	5,139
Inventory	2,735	1,907
Total current assets	105,398	105,409
Property, plant and equipment, net	22,777	24,051
Goodwill	3,606	2,217
Other intangibles, net	876	557
Other noncurrent assets	1,691	982
Total assets	$134,348	$133,216
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,464	$5,801
Contract liabilities	2,078	1,278
Accrued expenses and other liabilities	13,116	13,180
Long-term debt, current	1,117	1,117
Total current liabilities	22,775	21,376
Long-term debt, noncurrent	17,884	17,888
Other noncurrent liabilities	931	850
Total liabilities	41,590	40,114
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 16,041 shares issued and outstanding at June 30, 2025 and 16,346 at December 31, 2024	11,309	11,669
Additional paid-in capital	104,828	108,065
Accumulated deficit	(23,379)	(26,632)
Total shareholders’ equity	92,758	93,102
Total liabilities and shareholders’ equity	$134,348	$133,216

Consolidated Cash Flows (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Cash flows from operating activities:
Net income (loss)	$(574)	$3,827	$1,889	$3,253	$8,129
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,194	1,256	1,240	2,450	2,433
Change in allowance for doubtful accounts and credit losses	1,500	—	—	1,500	(28)
(Gain) loss on sale or disposal of property and equipment, net	—	8	(701)	8	(3,942)
Stock-based compensation expense	289	343	532	632	1,038
Changes in operating assets and liabilities:
Contract receivables and retainage, net	(267)	(2,920)	(6,541)	(3,187)	2,893
Contract assets	3,069	(1,462)	2,684	1,607	518
Prepaid expenses, inventory and other current assets	(76)	(432)	50	(508)	2,152
Accounts payable	(3,491)	3,998	2,251	507	539
Contract liabilities	(294)	(344)	2,389	(638)	(1,341)
Accrued expenses and other current liabilities	1,366	(1,879)	(419)	(513)	(1,841)
Noncurrent assets and liabilities, net and other	(177)	(176)	(96)	(353)	(253)
Net cash provided by operating activities	2,539	2,219	3,278	4,758	10,297
Cash flows from investing activities:
Capital expenditures	(309)	(307)	(1,013)	(616)	(3,566)
Acquisition of business	(2,350)	(1,150)	—	(3,500)	—
Purchase of loan	(1,500)	—	—	(1,500)	—
Proceeds from sale of property and equipment	—	11	720	11	9,614
Recoveries from insurance claims	—	—	—	—	326
Purchases of short-term investments	(9,429)	(14,074)	(35,167)	(23,503)	(57,337)
Maturities of short-term investments	32,900	15,220	10,405	48,120	13,455
Net cash provided by (used in) investing activities	19,312	(300)	(25,055)	19,012	(37,508)
Cash flows from financing activities:
Tax payments for vested stock withholdings	(860)	—	(1,183)	(860)	(1,183)
Repurchases of common stock	(2,802)	(567)	—	(3,369)	(273)
Net cash used in financing activities	(3,662)	(567)	(1,183)	(4,229)	(1,456)
Net increase (decrease) in cash, cash equivalents and restricted cash	18,189	1,352	(22,960)	19,541	(28,667)
Cash, cash equivalents and restricted cash, beginning of period	29,833	28,481	33,944	28,481	39,651
Cash, cash equivalents and restricted cash, end of period	$48,022	$29,833	$10,984	$48,022	$10,984